Room 4561
						April 12, 2006



Mr. Gerard Dab
Principal Executive Officer
and Secretary
VisualMED Clinical Solutions Corp.
1035 Laurier Street West
Montreal, Quebec
Canada  H2V 2L1

Re:	VisualMED Clinical Solutions Corp.
	Form 10KSB for Fiscal Year Ended June 30, 2005
	Filed September 29, 2005
	Form 10QSB for Fiscal Quarter Ended September 30, 2005
	Filed November 10, 2005
	File No. 000-33191

Dear Mr. Dab:

We have completed our review of your Form 10KSB and related filings and have no further comments at this time.

Sincerely,



      Kathleen Collins
							Accounting Branch Chief
Mr. Gerard Dab
VisualMED Clinical Solutions Corp.
January 31, 2006
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